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                                                                    EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY


(i)      Holophane Canada Inc., a Canadian corporation.

(ii) Luxfab Limited, a United Kingdom corporation and the holding company for Holophane Europe Limited, Holophane Lighting Limited and Holophane Lichttechnik.

(iii)    Holophane Lichttechnik, a German GmbH.

(iv)     Holophane Europe Limited, a United Kingdom corporation.

(v)      Holophane Lighting Limited, a United Kingdom corporation.

(vi)     MetalOptics, Inc., a Texas corporation.

(vii) Antique Street Lamps, Inc., a Texas corporation, and the holding company for Castlight.

(viii)   Castlight, a Mexican corporation.

(ix)     Holophane International, Inc., a Barbados corporation.

(x) Holophane Australia Corporation Pty. Limited, holding company for 50.2% of Unique Lighting Solutions Pty. Limited and 50.2% of The Austphane Trust.

(xi) Unique Lighting Solutions Pty. Limited, an Australian corporation, Trustee of The Austphane Trust.

(xii)    The Austphane Trust, an Australian unit trust.

(xiii) HSA Acquisition Corporation, an Ohio corporation, and the holding company for ID Limited and Holophane S.A. de C.V.

(xiv)    ID Limited, an Isle of Mann Corporation.

(xv)     Holophane S.A. de C.V., a Mexican corporation.

(xvi)    Holophane Holding Company, an Ohio corporation.

(xvii)   Holophane Market Development Corporation, a Cayman Islands corporation